Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-108848) and related Prospectus of Sirna Therapeutics, Inc. (formerly Ribozyme Pharmaceuticals, Inc.) dated on or around September 26, 2003 for the registration of 30,842,129 shares of its common stock and to the incorporation by reference therein of our report on Ribozyme Pharmaceuticals, Inc. dated February 21, 2003, except for Note 13, as to which the date is March 7, 2003 and our report on Medizyme Pharmaceuticals, Ltd. dated January 23, 2003 included in the Ribozyme Pharmaceuticals, Inc. Annual Report (Form 10-K) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

September 26, 2003